Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 18, 2005 (except for Notes 15 and 6d which are as of October 20, 2005) with respect to the consolidated financial statements for the year ended May 31, 2005 and our report dated July 16, 2007 (except for notes 16 (b) and (c) which are as of November 13, 2007) with respect to the consolidated financial statements for the year ended May 31, 2007 in Amendment No. 2 to Form SB-2 on Form S-1 and the related Prospectus of MIV Therapeutics, Inc. and subsidiaries (the "Company") for the registration of up to 38,654,000 shares of the Company's common stock.

Vancouver, Canada                                              /s/ "ERNST & YOUNG LLP"
November 30, 2007                                                Chartered Accountants